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                                    Exhibit 5


                       [HUGHES & LUCE, L.L.P. LETTERHEAD]


                               February 10, 2000



Perot Systems Corporation
12404 Park Central Drive
Dallas, Texas 75251

Ladies and Gentlemen:

         We have acted as special counsel to Perot Systems Corporation, a Delaware corporation (the "Company"), in connection with the filing of Post-Effective Amendment No. 1 to Registration Statement No. 333-30401 on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), to register, pursuant to Rule 416(b) under the Securities Act, an additional 30,000,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), which may be distributed in accordance with the Company's 1991 Stock Option Plan, Restricted Stock Plan, 1996 Advisor and Consultant Stock Option/Restricted Stock Incentive Plan, 1996 NonEmployee Director Stock Option/Restricted Stock Incentive Plan, and Advisor Stock Option/Restricted Stock Incentive Plan (collectively, the "Plans"), as the result of a two-for-one stock split effected pursuant to a stock dividend of one share of Common Stock for each share of Common Stock outstanding on January 5, 1999.

         We have examined a copy of the Registration Statement (including the exhibits thereto), the related Prospectuses (the "Prospectuses") and the Plans. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         We hereby advise you that in our opinion the original issue shares of Common Stock issuable pursuant to the Plans, when duly authorized and issued as contemplated by the Registration Statement, the related Prospectuses and the Plans, will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of Texas and do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    /s/ HUGHES & LUCE, L.L.P.